Exhibit 10.1

AMENDMENT NO. 5 TO THE LOJACK CORPORATION
2003 STOCK INCENTIVE PLAN

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As adopted by vote of the
Board of Directors on October 30, 2007
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1.  The LoJack Corporation 2003 Stock Incentive Plan, as previously amended (the “2003 Plan”), is further amended by replacing Section 5, subsection (a) in its entirety with the following:

(a)  Duration.  The duration of each Option shall be as specified by the Committee in its discretion; provided, however, that no Option shall expire later than seven (7) years from its date of grant, and no ISO granted to an employee who owns (directly or under the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any ISO Subsidiary shall expire later than five (5) years from its date of grant.

2.  Section 5, subsection (e) of the 2003 Plan is hereby amended by replacing subsection (e) in its entirety with the following:

(e)           Vesting.  An Option may be exercised so long as it is vested and outstanding from time to time, in whole or in part, in the manner and subject to the conditions that the Committee in its discretion may provide in the Stock Option Agreement.  The minimum vesting period of an Option shall be one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Options in the event of a change in control of the Company, the Optionee’s death, disability or retirement or as otherwise specified by the Committee from time to time.

3.  Except as hereinabove amended, the provisions of the 2003 Plan shall remain in full force and effect.